UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

Maison Solutions Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41720	84-2498787
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

127 N Garfield Ave, Monterey Park, CA 91754	91754
(Address of principal executive offices)	(Zip Code)

(626) 737-5888

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.0001 per share	MSS	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement

Initial Closing under Securities Purchase Agreement; Issuance of Initial Senior Secured Convertible Promissory Note

On October 1, 2025, Maison Solutions Inc. (the “Company”) concluded the initial closing under the Securities Purchase Agreement dated as of September 28, 2025 (the “Purchase Agreement”). As previously reported in the Company’s Current Report on Form 8-K filed on September 29, 2025, the Company agreed to issue and sell to an institutional investor (the “Investor”) a total principal amount of up to $70 million Senior Secured Convertible Promissory Notes (the “Notes”). October 1, 2025, at the initial closing pursuant to the Purchase Agreement, the Company issued an initial Note to the Investor in the principal amount of $3,000,000 for a purchase price of $2,745,000 (the “Initial Note”). In accordance with the terms of the Purchase Agreement, approximately 90% of the net proceeds received from the purchase and sale of the Initial Note will be used to to acquire World Coin (WLD) to be held as a treasury asset for the Company’s balance sheet. The form of Initial Note is filed herewith as Exhibit 10.1 and incorporated herein by reference. The Initial Note was issued, and the shares of the Company’s Class A Common Stock issuable upon conversion of the Initial Note will be issued, in a private placement transaction in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506(b) thereunder.

The Initial Note has an initial conversion price of $1.0289, bears interest at a rate of eight percent (8%) per year, and matures on October 1, 2027. Interest payments will be required to be paid monthly beginning on November 1, 2025, and may be paid in cash or, subject to the satisfaction of certain equity market conditions, in shares of Class A Common Stock of the Company, par value $0.0001 per share (the “Common Stock”) valued at the conversion price of the Initial Notes then in effect. In no event, however, shall the Initial Note be convertible at a price less than the floor price equal to 20% of the Nasdaq “Minimum Price” as of the date of issuance of the Initial Note, or $0.2058 per share (the “Floor Price”). The Investor’s conversions of the Initial Note will be limited such that no conversion may be made to the extent that aggregate number of shares of the Common Stock then beneficially owned by the Investor (together with its affiliates) would exceed 4.99% (the “Beneficial Ownership Limitation”) of the number of shares of Common Stock outstanding immediately after giving effect to the conversion. The Investor has the right to increase the Beneficial Ownership Limitation, upon no less than 61 days’ prior notice, up 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion.

The Initial Note provides for customary events of default which include, among others, nonpayment of principal or interest, breach of covenants, failure to timely deliver shares of Common Stock issuable upon conversion of the Initial Note, failure pay redemption payments if and when required under the Initial Note, certain bankruptcy or insolvency events, certain change of control transactions, the failure of the Company to file certain required reports under the Exchange Act of 1934, as amended (the “Exchange Act”), any defaults under the Purchase Agreement, default by the Company on any of its obligations under any other indebtedness exceeding $250,000, and certain final judgements for payment of money are rendered against the Company. Upon an event of default that is continuing, the holder of the Initial Note will have the right to convert all or any portion of the Initial Note at a price equal to the Alternate Conversion Price, which is defined as the lower of (i) the Conversion Price and (ii) 90% of the lowest trading price of the Common Stock during the ten (10) consecutive trading days preceding the conversion notice (subject to the Floor Price).

At the option of the Investor, the Initial Note will be subject to mandatory redemption by the Company at price equal to 125% of the balance owing thereunder in the event of a default under the Initial Note or other transaction documents, or upon a change in control of the Company or certain other fundamental transactions. The Company may, at its option and upon no less than 10 days or more 50 days advance notice, redeem the Initial Note in full at a price equal to 125% of the balance owing thereunder.

The foregoing summaries of the Purchase Agreement and the Initial Note and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed herewith as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and each of which is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 3.02 Unregistered Sales of Equity Securities.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

 Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Securities Purchase Agreement, dated as of September 28, 2025 (incorporated by reference to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 29, 2025).
10.2	Form of Senior Secured Convertible Promissory Note issued October 1, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Maison Solutions Inc.

Date: October 2, 2025	By:	/s/ John Xu
	Name:	John Xu
	Title:	Chief Executive Officer

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